March 14, 2007

NBC Universal, Inc.

30 Rockefeller Plaza

New York, NY 10112

Ladies and Gentlemen:

Reference is made to the letter of intent, dated January 17, 2007 (the “Letter of Intent”), by and between NBC Universal, Inc. (together with its Affiliates, “NBCU”) and Citadel Limited Partnership (together with its Affiliates, “CLP”). All capitalized terms used by not otherwise defined herein shall have the meanings given to them in the Letter of Intent.

NBCU and CLP agree that Section 2 of the Letter of Intent is hereby amended by deleting subsection (b) thereof. Except as and to the extent expressly modified by this letter agreement, the Letter of Intent shall remain in full force and effect in all respects.

Please acknowledge your agreement to and acceptance of the terms of this letter agreement by signing in the space provided below.

Very truly yours,

CITADEL LIMITED PARTNERSHIP
By:	Citadel Investment Group, L.L.C.,
its General Partner

By:	/s/ Matthew Hinerfeld
	Name:	Matthew Hinerfeld
	Title:	Managing Director and Deputy General Counsel

Agreed to and accepted

as of March 14, 2007:

NBC UNIVERSAL, INC.

By:	/s/ Bruce Campbell
	Name:	Bruce Campbell
	Title:	Executive Vice President, Business Development